EXHIBIT 3.3

ROGUE WAVE SOFTWARE, INC.,
a Delaware corporation

FIRST AMENDMENT TO BYLAWS
Effective as of November 3, 2003

     The Bylaws of Rogue Wave Software, Inc., a Delaware corporation, are hereby amended as follows:

Section 21(a) shall be deleted in its entirety and replaced with the following language:

     SECTION 21. QUORUM AND VOTING.

     (a) Unless the Certificate of Incorporation requires a greater number and except with respect to indemnification questions arising under Section 43 hereof, for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the exact number of directors then serving on the Board of Directors; PROVIDED, HOWEVER, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting. (Del. Code Ann., title 8, Section 141(b))

Except as modified herein, the Bylaws of the Corporation remain in full force and effect as originally adopted by the Board of Directors.

Certification

     The foregoing First Amendment to Bylaws of Rogue Wave Software, Inc., a Delaware corporation, was adopted by its Board of Directors at a Special Meeting of the Board of Directors held on November 3, 2003.

/s/Kathleen E. Brush

President and Chief
Executive Officer